Exhibit 10.1

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT, as may be amended, supplemented or modified from time to time in accordance with the terms hereof, is made as October 31, 2018 (this “Agreement”) by and between TransEnterix, Inc., a Delaware corporation (the “Parent”), and MST Medical Surgery Technologies Ltd., an Israeli private company (the “Investor”).

RECITALS

WHEREAS, the Parent and two of the Parent’s subsidiaries have entered into that certain Asset Purchase Agreement, dated as of September 23, 2018 (the “Purchase Agreement”) with the Investor pursuant to which, at the Closing, Parent and the Buyers acquired substantially all of the Assets and IP Assets of the Investor (the “Transaction”). All capitalized terms used in this Agreement without definition have the meanings set forth in the Purchase Agreement.

WHEREAS, part of the consideration paid under the Purchase Agreement was 3,150,000 shares of the Parent’s common stock (“Common Stock”), par value $0.001 per share (the “Initial Shares”) as a transaction under Regulation S, and, under the Purchase Agreement, the Parent may issue additional shares of the Parent’s Common Stock to the Investor as “Additional Consideration” under the Purchase Agreement, if issued (the “Additional Shares” and with the Initial Shares, the “Shares”).

WHEREAS, as a condition and inducement to the Parent entering into the Transaction and incurring the obligations set forth therein, the Investor agrees to be bound by the covenants contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions and Interpretation.

(a) Certain Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Additional Shares” has the meaning set forth in the Recitals.

“Additional Shares Issuance Date” means the date, if any, that the Additional Shares are issued to the Investor and/or the Escrow Agent in accordance with the provisions of the Purchase Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Closing Date” shall mean the Closing Date as such term is defined in the Purchase Agreement.

“Common Stock” has the meaning set forth in the Recitals.

“Escrow Agreement” means the Escrow Agreement entered into among the Investor, the Parent and the Escrow Agent in connection with the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Initial Shares” has the meaning set forth in the Recitals.

“Investor” has the meaning set forth in the Preamble.

“Lock-up Period,” means, with respect to the Initial Shares, each of (i) the period commencing on the Closing Date to and including the date that is six (6) months following the Closing Date (the “First Lock-up Period”); (ii) the period commencing on the Closing Date to and including the date that is twelve (12) months following the Closing Date (the “Second Lock-up Period”); and (iii) the period commencing on the Closing Date to and including the date that is eighteen (18) months following the Closing Date (the “Third Lock-up Period”), and with respect to the Additional Shares, if issued: (iv) the period commencing on the Additional Shares Issuance Date to and including the date that is six (6) months following the Additional Shares Issuance Date (the “Additional Shares Lock-up Period”).

“Permitted Transfer” has the meaning set forth in Section 3(a).

“Permitted Transferee” has the meaning set forth in Section 3(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Agreement” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities Exchange Commission, or any successor entity thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in the Recitals, provided, however, that for the avoidance of doubt Shares shall not include shares of the Parent’s Common Stock acquired by the Investor in the open market or in any other private placement transaction occurring after the Closing Date.

“Transfer” means, with respect to the Shares, the offer for sale, sale, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, or other transfer or disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future), whether directly or indirectly, of such Shares, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another, in whole or in part, any rights, economic benefits or consequences, or risks of ownership, including by way of settlement by delivery of such Shares or other securities in cash or otherwise or transferring, by gift or otherwise, any of the Shares to owners of the Investor; provided, however, that Transfer shall not include any transfer to a shareholder of the Investor provided that such transferee has executed the Joinder (as defined below) to evidence its agreement to be bound by the terms and restrictions of this Agreement and has executed the Indemnification Undertaking required under the Purchase Agreement.

(b) Interpretation. Unless otherwise noted:

(i) All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time.

(ii) All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii) All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended from time to time.

(iv) Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(v) All references to “fifty percent (50%) of all Initial Shares” or “seventy-five percent (75%) of all Initial Shares” shall be deemed to mean fifty percent (50%) or seventy-five percent (75%) (as the case may be) of the aggregate number of Initial Shares issued to the Investor in connection with the consummation of the Transaction, adjusted in each case for any stock split, stock dividend, recapitalization, reorganization or similar event that occurs after the date of this Agreement.

2. Transfers. During the applicable Lock-up Period, Transfers of the Initial Shares or Additional Shares, as the case may be, shall not be permitted except: (i) as approved by Parent, such approval not to be unreasonably withheld or delayed, (ii) as conducted in accordance with this Section 2, or (iii) as set forth in Section 3:

(a) The Investor agrees not to Transfer any portion of the Initial Shares during the First Lock-up Period or any of the Additional Shares during the Additional Shares Lock-up Period.

(b) The Investor agrees that, except as otherwise provided in Section 2(d), it may Transfer (i) no more than fifty percent (50%) of all Initial Shares in the aggregate, from the period beginning on the first calendar day following the end of the First Lock-up Period until the last calendar day of the Second Lock-up Period; and (ii) no more than seventy-five percent (75%) of all Initial Shares in the aggregate (including any Initial Shares transferred in any prior Initial Shares Lock-up Period), from the period beginning on the first calendar day following the end of the

Second Lock-up Period until the last calendar day of the Third Lock-up Period. The transfer restrictions set forth in this Agreement shall cease to apply in full to the Initial Shares commencing on the first calendar day immediately following the last day of the Third Lock-up Period unless earlier terminated as provided in Section 2(d).

(c) The transfer restrictions set forth in this Agreement shall cease to apply to the Additional Shares commencing on the first calendar day immediately following the last day of the Additional Shares Lock-up Period unless earlier terminated as provided in Section 2(d).

(d) Notwithstanding the foregoing, the limitation on Transfers contained in Sections 2(a), 2(b) and 2(c), as applicable, shall immediately terminate upon (y) the announcement by any third party or by the Parent of an offer to acquire at least fifty-one percent (51%) of the issued and outstanding shares of the Parent’s Common Stock; or (z) the entry by the Parent into an agreement for the sale of at least fifty-one percent (51%) of the Parent’s Common Stock or assets to, or the merger or consolidation with, a third party (each, a “Restrictions Release Event”).

(e) Notwithstanding the foregoing, the provisions of this Agreement shall have no effect on the obligations under the Escrow Agreement, and the impact of the Escrow Agreement shall control with respect to any Shares covered by the Escrow Agreement.

3. Permitted Transfers; No Effect of Transfers.

(a) The limitations of Transfers contained in Section 2 above shall not apply to the following transfers by the Investor (each a “Permitted Transfer”): (i) transfer of Shares to the equity holders of the Investor, including Shares transferred to a convertible loan holder who is also an equity holder of the Investor; and (ii) transfer of Shares to non-equity holder convertible loan creditors of the Investor as set forth on Schedule I to this Agreement; provided, that the aggregate number of Shares transferred pursuant to this Section 3(a)(ii) shall not exceed fifteen percent (15%) of the Shares (each, a “Permitted Transferee”). No Transfer shall be deemed a Permitted Transfer hereunder unless and until at the time of such Transfer, such Permitted Transferee executes and delivers to the Parent a joinder agreement in form and substance attached as Exhibit A hereto, to evidence its agreement to be bound by, and to comply with, this Agreement (the “Joinder”). All references in this Agreement to a Lock-up Period applicable to the Initial Shares or Additional Shares, as the case may be, Transferred in a Permitted Transfer shall mean such Permitted Transferee’s applicable pro rata portion of the Initial Shares or Additional Shares, as the case may be.

(b) No Transfer of any Shares in violation of any provision of this Agreement will be effective to pass any title to, or create any interest in favor of, any Person.

(c) If Investor intentionally and knowingly attempts to so effect a Transfer in violation of this Agreement, Investor will be deemed to have committed a material breach of its obligations to the Parent hereunder.

4. Restrictive Legend; Stop Transfer Instruction.

(a) Certificates or book entry share advice representing the Shares issued on or after the Closing Date or on the Additional Shares Issuance Date must bear the following legend or stop order in addition to any legend or stop order required under the Securities Act:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK- UP AGREEMENT BETWEEN THE OWNER OF SUCH SECURITIES AND TRANSENTERIX, INC. THAT MATERIALLY RESTRICTS THE TRANSFERABILITY OF THE SECURITIES. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT. A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF TRANSENTERIX, INC.”

(b) In order to ensure compliance with the provisions contained herein, the Investor agrees that the Parent may issue appropriate “stop transfer” certificates or instructions with the Parent’s transfer agent and registrar against the transfer of the Initial Shares or Additional Shares, or otherwise make adequate provision to restrict the transferability of the Initial Shares or Additional Shares, in the event of a transfer other than in compliance with the provisions of this Agreement and that it may make appropriate notations to the same effect in its records.

(c) The Parent shall, as promptly as practicable after receipt of the certificates representing the Shares from the Investor, cause the legend set forth in Section 4(a) to be removed from the certificates representing Shares, and shall immediately revoke the “stop transfer” instructions described in Section 4(b) with respect to Shares, as and when such Shares cease to be subject to the limitations on Transfer imposed by this Agreement (whether pursuant to Section 2(a) or 2(b) of this Agreement or upon termination of this Agreement pursuant to Section 6 hereof) and in connection with any Permitted Transfer.

5. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as provided herein and to the Permitted Transferees. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. This Agreement shall not be assigned by the Parent except as provided herein. The Parent shall cause any successor or assign (whether by merger, consolidation, sale of assets, recapitalization, reorganization or otherwise) to assume this Agreement as a condition to any such transaction.

6. Termination. This Agreement shall automatically terminate and be of no further force or effect upon the earlier to occur of (a) the first Business Day following the expiration of the Additional Shares Lock-up Period, (b) the first Business Day following the expiration of the Third Lock-up Period if no Additional Shares are issued and (c) as provided in Section 2(d) on a Restriction Release Event; except that Section 3(c), 4(c) and Sections 5 through 20 of this Agreement shall survive termination under this Section 6.

7. Remedies. The Investor and the Parent, in addition to being entitled to exercise all rights granted by law, shall be entitled to specific performance of their rights under this Agreement. The Parent and the Investor agree that monetary damages would not be adequate compensation for any loss incurred by reason of breach of the provisions of this Agreement and hereby agree to waive in any action for specific performance the defense that a remedy at law would be adequate or that there is need for a bond.

8. Notices. All notices, demands and other communications provide for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(a)	If to the Parent:

with a copy, which shall not constitute notice, to:

with a second copy, which shall not constitute notice, to:

(b)	If to the Investor:

To all of the following:

Copy to (which will not constitute notice):

(c)	If to any transferee, as set forth in the applicable joinder agreement.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by international commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied or electronically transmitted. Any party to be given notice in accordance with this section may designate another address or Person for receipt of notices hereunder.

9. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws. Each of the parties (a) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

11. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

14. Interpretation. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

15. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

16. Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

17. Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of securities of the Parent imposed by any other agreement.

18. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals for all purposes of this Agreement.

19. Amendments and Waivers. The terms of this Agreement may be amended and the observance of any term hereof may be waived only by consent of the Parent and the Investor.

20. Stock Splits, Stock Dividends & Other Similar Issuances. In the event of any issuance of the Parent’s Common Stock hereafter to the Investor in connection with any stock split, stock dividend, recapitalization, or similar reorganization such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 4(a) of this Agreement to the extent that such shares are then subject to the restrictions on Transfer imposed by this Agreement. For the avoidance of doubt the foregoing shall not apply to shares of the Parent’s Common Stock acquired in the open market or in any other private placement transaction occurring after the Closing Date.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Lock-Up Agreement on the date first written above.

MST MEDICAL SURGERY TECHNOLOGIES LTD.

By:	/s/ Motti Frimer
Name:	Motti Frimer
Title:	Chief Executive Officer

Accepted:

TRANSENTERIX, INC.

By:	/s/ Anthony Fernando
Name:	Anthony Fernando
Title:	Chief Operating Officer

[Signature Page to Lock Up Agreement]

Exhibit A

Form of Joinder

Agreement

ACKNOWLEDGMENT AND

AGREEMENT

Joinder to Lock-Up Agreement Relating to TransEnterix, Inc. Common Stock

WHEREAS, the undersigned (the “Transferee”) wishes to receive from MST Medical Surgery Technologies Ltd., an Israeli private company (the “Transferor”),                      shares, par value $0.001 per share, of common stock (the “Common Stock”) of TransEnterix, Inc., a Delaware corporation (the “Parent”);

WHEREAS, the Common Stock is subject to that certain Lock-Up Agreement, dated as of October 31, 2018, and as further amended from time to time (the “Agreement”), by and between the Parent and Transferor. Capitalized terms used herein and not otherwise defined are given the meaning assigned to such terms in the Agreement;

WHEREAS, the Transferee has been given a copy of the Agreement and afforded ample opportunity to read it, and the Transferee is thoroughly familiar with its terms; and

WHEREAS, pursuant to the terms of the Agreement, the Transferor may not Transfer all or any portion of the Transferor’s Common Stock unless in compliance with the Agreement and in accordance with Section 2 and Section 3 thereof. This Acknowledgment and Agreement constitutes a joinder agreement as contemplated by Section 3(a) of the Agreement. Without limiting the foregoing, the Transferee acknowledges that all references in this Agreement to a Lock-up Period applicable to the Initial Shares or Additional Shares, as the case may be, Transferred in a Permitted Transfer shall mean the Transferee’s applicable pro rata portion of the Initial Shares or Additional Shares, as the case may be.

NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to induce the Transferor to transfer such Common Stock to the Transferee and the Parent to permit such transfer, the Transferee does hereby acknowledge and agree that (i) the Transferee has been given a copy of the Agreement and ample opportunity to read it, and is thoroughly familiar with its terms, (ii) the shares of Common Stock are subject to the terms and conditions set forth in the Agreement and (iii) the Transferee shall become a party to the Agreement and shall be fully bound, severally and not jointly with any other party to the Agreement, by, and subject to, all of the covenants, terms and conditions of the Agreement, mutatis mutandis and solely with respect to the Shares transferred to the Transferee, as though an original party thereto.

[Remainder of page intentionally left blank.]

A-1

Signed this          day of                     , 20    ,

TRANSFEREE

By:
Name:
Title:

[Signature Page to Joinder Agreement]